Exhibit 5.1
Reed Smith LLP
2500 One Liberty Place
1650 Market Street
Philadelphia, PA 19103
+1 215 851 8100
Fax +1 215 851 1420
reedsmith.com
September 29, 2010
Smith Micro Software, Inc.
51 Columbia, Suite 200
Aliso Viejo, CA 92656
Ladies and Gentlemen:
          We have acted as counsel to Smith Micro Software, Inc. (the “Company”) in connection with the Registration Statement (the “Registration Statement”) relating to up to 1,000,000 shares of Common Stock, par value $.001 per share, of the Company (the “Common Stock”) which may be issued or delivered to eligible employees of the Company under the Company’s Employee Stock Purchase Plan, as amended (the “Plan”). In rendering our opinion below, we have assumed that any shares of Common Stock which have been reacquired and are then delivered under the Plan will have been duly authorized, validly issued and fully paid at the time of their original issuance.
          In connection with this opinion, we have examined, among other things:
(1)	the Articles of Incorporation of the Company, as amended to date;

(2)	the Bylaws of the Company, as amended to date;

(3)	the resolutions adopted by the Board of Directors of the Company adopting the Plan;

(4)	the resolutions adopted by the shareholders of the Company approving the Plan;

(5)	the resolutions adopted by the Board of Directors of the Company approving the filing of the Registration Statement; and

(6)	the Plan.
          Based upon the foregoing and upon an examination of such other documents, proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumptions set forth above, we are pleased to advise you that in our opinion the 1,000,000 shares of Common Stock being registered and which may be issued or delivered by the Company pursuant to the provisions of the Plan have been duly authorized in accordance with Delaware law, and upon such issuance in accordance with the provisions of the Plan such shares will be validly issued, fully paid and nonassessable.
NEW YORK ř LONDON ř HONG KONG ř CHICAGO ř WASHINGTON, D.C. ř BEIJING ř PARIS ř LOS ANGELES ř SAN FRANCISCO ř PHILADELPHIA ř PITTSBURGH
OAKLAND ř MUNICH ř ABU DHABI ř PRINCETON ř NORTHERN VIRGINIA ř WILMINGTON ř SILICON VALLEY ř DUBAI ř CENTURY CITY ř RICHMOND ř GREECE

Reed Smith
SMITH MICRO SOFTWARE, INC.
September 29, 2010

          In rendering the foregoing opinion, we have not examined the laws of any jurisdiction other than the laws of the State of Delaware and federal laws of the United States of America and the foregoing opinion is limited to such laws.
          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Opinion”.

Very truly yours,

/s/ Reed Smith LLP

REED SMITH LLP